Pricing Supplement No. 3042B
To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated April 27, 2016

Registration Statement No. 333–206013 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 6, 2018

Deutsche Bank AG

$          Callable Contingent Yield Securities Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the SPDR® EURO STOXX 50® ETF and the Russell 2000® Index due February 7, 2024

General

•	The Callable Contingent Yield Securities (the “securities”) are linked to the least performing of the iShares® MSCI Emerging Markets ETF, the SPDR® EURO STOXX 50® ETF (each one of the iShares® MSCI Emerging Markets ETF and the SPDR® EURO STOXX 50® ETF, a “Fund,” and collectively, the “Funds”) and the Russell 2000® Index (the “Index,” and together with the Funds, the “Underlyings”) and may pay a Contingent Coupon of $38.75 per $1,000 Face Amount of securities on the relevant quarterly Coupon Payment Dates, calculated based on a coupon rate of 15.50% per annum). Investors will receive a Contingent Coupon on a Coupon Payment Date only if the Closing Levels of all the Underlyings on each scheduled trading day during the applicable quarterly Coupon Period are greater than or equal to their respective Coupon Barriers (equal to 65.00% of their respective Initial Levels). Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments.

•	The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, which we refer to as the “Call Settlement Date.” If the securities are redeemed by the Issuer, investors will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

•	If the securities are not redeemed by us prior to maturity and the Final Level of the least performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Level (equal to 65.00% of its Initial Level), investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date. However, if the securities are not redeemed by us and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. The securities do not pay any dividends and investors should be willing to lose a significant portion or all of their investment if the securities are not redeemed by us and the Final Level of any of the Underlyings is less than its Trigger Level. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due February 7, 2024

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities are expected to price on or about February 6, 2018 (the “Trade Date”) and are expected to settle on or about February 12, 2018 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level	Coupon Barrier / Trigger Level
	iShares® MSCI Emerging Markets ETF	EEM	$47.9994	$31.1996
	SPDR® EURO STOXX 50® ETF	FEZ	$40.92	$26.60
	Russell 2000® Index	RTY	1,483.650	964.373

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–13 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is approximately $940.50 to $960.50 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS–4 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS–5 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. Investors that purchase and hold the securities in fee-based advisory accounts may be charged fees based on the amount of assets held in those accounts, including the securities.

The agent for this offering is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

February    , 2018

(Key Terms continued from previous page)

Contingent Coupon Feature:

•     If the Closing Levels of all the Underlyings on each scheduled trading day during the applicable quarterly Coupon Period are greater than or equal to their respective Coupon Barriers, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date on the related Coupon Payment Date.

•     If the Closing Level of any Underlying on any scheduled trading day during the applicable quarterly Coupon Period is less than its Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below, calculated based on a coupon rate of 15.50% per annum. If the securities are redeemed by us prior to the Maturity Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be paid on the securities.

Coupon Barrier:	For each Underlying, 65.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Coupon Period:	Each period commencing on, but excluding, an Observation End Date (or, in the case of the initial Coupon Period, the Trade Date) to, but including, the next following Observation End Date (or, in the case of the final Coupon Period, the Final Valuation Date)
Observation End Dates[1,2]:	Quarterly on the dates set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1,2]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date and Contingent Coupon applicable to such Observation Date.

	Observation End Date	Coupon Payment Date	Contingent Coupon (per $1,000 Face Amount of Securities)
	May 7, 2018	May 10, 2018	$38.75
	August 6, 2018	August 9, 2018	$38.75
	November 6, 2018	November 9, 2018	$38.75
	February 6, 2019	February 11, 2019	$38.75
	May 6, 2019	May 9, 2019	$38.75
	August 6, 2019	August 9, 2019	$38.75
	November 6, 2019	November 12, 2019	$38.75
	February 6, 2020	February 11, 2020	$38.75
	May 6, 2020	May 11, 2020	$38.75
	August 6, 2020	August 11, 2020	$38.75
	November 6, 2020	November 12, 2020	$38.75
	February 8, 2021	February 11, 2021	$38.75
	May 6, 2021	May 11, 2021	$38.75
	August 6, 2021	August 11, 2021	$38.75
	November 8, 2021	November 12, 2021	$38.75
	February 7, 2022	February 10, 2022	$38.75
	May 6, 2022	May 11, 2022	$38.75
	August 8, 2022	August 11, 2022	$38.75
	November 7, 2022	November 10, 2022	$38.75
	February 6, 2023	February 9, 2023	$38.75
	May 8, 2023	May 11, 2023	$38.75
	August 7, 2023	August 10, 2023	$38.75
	November 6, 2023	November 9, 2023	$38.75
	February 5, 2024 (Final Valuation Date)	February 7, 2024 (Maturity Date)	$38.75

Early Redemption at Issuer’s Option:	The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date, which we refer to as the “Call Settlement Date,” upon written notice to the trustee prior to the relevant Coupon Payment Date. Upon an early redemption, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.
Payment at Maturity:	If the securities are not redeemed by us prior to maturity, the payment you will receive at maturity will depend solely on the Final Level of the Laggard Underlying on the Final Valuation Date.

•     If the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date.

•     If the Final Level of the Laggard Underlying is less than its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

If the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, you will be fully exposed to the negative Underlying Return of the Laggard Underlying and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

Trigger Level:	For each Underlying, 65.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above
Laggard Underlying:	The Underlying with the lowest Underlying Return on the Final Valuation Date. If the calculation agent determines that any two or all three of the Underlyings have equal lowest Underlying Returns, then the calculation agent will, in its sole discretion, designate one of such Underlyings as the Laggard Underlying.

	(Key Terms continued on next page)

(Key Terms continued from previous page)

Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Level to its Final Level, calculated as follows:
Final Level – Initial Level Initial Level The Underlying Return for each Underlying may be positive, zero or negative.
Initial Level:	The Initial Level of each Underlying is set forth in the table under “Underlyings” above. The Initial Level for each Underlying is not the Closing Level of such Underlying on the Trade Date.
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:

For each Fund, the closing price of one share of such Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor for such Fund, as determined by the calculation agent.

For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	For each Fund, initially 1.0, subject to adjustment for certain actions affecting such Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date[2]:	February 6, 2018
Settlement Date[2]:	February 12, 2018
Final Valuation Date[1,2]:	February 5, 2024
Maturity Date[1,2]:	February 7, 2024
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MJP7 / US25155MJP77

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Coupon Payment Date will be postponed as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If a Coupon Payment Date is postponed, the related Call Settlement Date will be the Coupon Payment Date as postponed.

[2]	In the event that we make any changes to the expected Trade Date or Settlement Date, the Observation Dates (including the Final Valuation Date), Coupon Payment Dates, Call Settlement Date and Maturity Date may be changed so that the stated term of the securities remains the same.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015: https://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

https://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual return applicable to a purchaser of the securities will depend on the Closing Levels of the Underlyings on each scheduled trading day during each quarterly Coupon Period (including on the Final Valuation Date) and whether the securities are redeemed by us prior to the Maturity Date. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the tables and hypothetical examples below may have been rounded for ease of analysis and it has been assumed that no event affecting any Fund has occurred during the term of the securities that would cause the calculation agent to adjust its Share Adjustment Factor.

If the securities are redeemed by us prior to maturity:

The Issuer may, in its sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. Therefore, the term of the securities may be as short as approximately three months. The following table illustrates the hypothetical payments due upon an early redemption (excluding any Contingent Coupon payment) per $1,000 Face Amount of securities on each of the Observation Dates.

Potential Call Settlement Date	Hypothetical Payment upon an Early Redemption at Issuer’s Option ($) (per $1,000 Face Amount of securities)
May 10, 2018	$1,000.00
August 9, 2018	$1,000.00
November 9, 2018	$1,000.00
February 11, 2019	$1,000.00
May 9, 2019	$1,000.00
August 9, 2019	$1,000.00
November 12, 2019	$1,000.00
February 11, 2020	$1,000.00
May 11, 2020	$1,000.00
August 11, 2020	$1,000.00
November 12, 2020	$1,000.00
February 11, 2021	$1,000.00
May 11, 2021	$1,000.00
August 11, 2021	$1,000.00
November 12, 2021	$1,000.00
February 10, 2022	$1,000.00
May 11, 2022	$1,000.00
August 11, 2022	$1,000.00
November 10, 2022	$1,000.00
February 9, 2023	$1,000.00
May 11, 2023	$1,000.00
August 10, 2023	$1,000.00
November 9, 2023	$1,000.00

If the securities are redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. The securities will cease to be outstanding following an early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

The following hypothetical example illustrates how the payment on the securities upon an early redemption is calculated as well as how the payment of any Contingent Coupons will be determined. The example below reflects the Contingent Coupon of $38.75 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on each scheduled trading day during the second and fourth Coupon Periods. The Issuer elects to redeem the securities on the fourth Coupon Payment Date. Because the Closing Levels of all the Underlyings on each scheduled trading day during the second and fourth Coupon Periods are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during the first and third Coupon Periods, the investor will receive the Contingent Coupon of $38.75 for the second and fourth Coupon Periods, but not the first or third Coupon Periods. Because the Issuer has elected to redeem the securities, the investor will receive a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon) on the Call Settlement Date. As a result, the investor will receive a total of $1,077.50 per $1,000 Face Amount of securities over the approximately one year the securities were outstanding before they were redeemed by the Issuer, which is equal to the Face Amount plus the Contingent Coupons due on the second and fourth Coupon Payment Dates. The securities will cease to be outstanding following the early redemption and no Contingent Coupon will accrue or be payable following such early redemption.

If the securities are not redeemed by us prior to maturity:

The following table illustrates the hypothetical Payments at Maturity (excluding any Contingent Coupon) per $1,000 Face Amount of securities for a hypothetical range of performances of the Laggard Underlying if the securities are not redeemed by us prior to maturity. The hypothetical Payments at Maturity set forth in the table below reflect the Coupon Barrier and Trigger Level for each Underlying equal to 65.00% of its Initial Level. The actual Initial Level, Coupon Barrier and Trigger Level for each Underlying are set forth on the cover of this pricing supplement. We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($) (excluding any Contingent Coupon)	Hypothetical Return on the Securities (%) (excluding any Contingent Coupon)
100.00%	$1,000.00	0.00%
90.00%	$1,000.00	0.00%
80.00%	$1,000.00	0.00%
70.00%	$1,000.00	0.00%
60.00%	$1,000.00	0.00%
50.00%	$1,000.00	0.00%
40.00%	$1,000.00	0.00%
30.00%	$1,000.00	0.00%
20.00%	$1,000.00	0.00%
10.00%	$1,000.00	0.00%
0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%
-35.00%	$1,000.00	0.00%
-36.00%	$640.00	-36.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated as well as how the payment of any Contingent Coupons will be determined. The examples below reflect the Contingent Coupon of $38.75 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on each scheduled trading day during the first, third and final Coupon Periods. The Final Level of the Laggard Underlying is greater than its Trigger Level. Because the Final Level of the Laggard Underlying is greater than its Trigger Level, the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Levels of all the Underlyings on each scheduled trading day during the first, third and final Coupon Periods are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during the other Coupon Periods, the investor will receive the Contingent Coupon of $38.75 on the first and third Coupon Payment Dates and on the Maturity Date, but not on the other Coupon Payment Dates. As a result, the investor will receive a total of $1,116.25 per $1,000 Face Amount of securities over the approximately six year term of the securities.

Example 2: The Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on each scheduled trading day during the tenth Coupon Period. While the Final Levels of two Underlyings are greater than their respective Initial Levels, the Final Level of the Laggard Underlying is less than its Trigger Level, resulting in an Underlying Return of the Laggard Underlying of -50.00%. Even though the Final Levels of two Underlyings are greater than the respective Initial Levels, because the Payment at Maturity is determined by reference to the Final Level of the Laggard Underlying and the Final Level of the Laggard Underlying is less than its Trigger Level, the investor will receive on the Maturity Date a cash payment of $500.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -50.00%) = $500.00

Because the Closing Levels of all the Underlyings on each scheduled trading day during the tenth Coupon Period are greater than or equal to their respective Coupon Barriers, but the Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during each of the other Coupon Periods, the investor will receive the Contingent Coupon on the tenth Coupon Payment Date, but not on the other Coupon Payment Dates (including the Maturity Date). As a result, the investor will receive a total of $538.75 per $1,000 Face Amount of securities over the approximately six year term of the securities.

Example 3: The Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during each Coupon Period. The Final Levels of all the Underlyings are less than their respective Trigger Levels and the Underlying Return of the Laggard Underlying is equal to -70.00%. Because the Payment at Maturity is determined by reference to the Final Level of the Laggard Underlying, the Underlying Return of the Laggard Underlying will be used in determining the Payment at Maturity. In this circumstance, the investor will receive on the Maturity Date a cash payment of $300.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

$1,000 + ($1,000 x -70.00%) = $300.00

Because the Closing Level of at least one Underlying is less than its Coupon Barrier on at least one scheduled trading day during each Coupon Period, the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $300.00 per $1,000 Face Amount of securities over the approximately six year term of the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a Contingent Coupon only if the Closing Levels of all the Underlyings are greater than or equal to their respective Coupon Barriers on each scheduled trading day during the applicable quarterly Coupon Period. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating, but is subject to the risk that the Closing Level of any Underlying will be less than its Coupon Barrier on at least one scheduled trading day during any Coupon Period and the resulting forfeiture of the Contingent Coupon for that entire period, as well as the risk of losing a significant portion or all of your investment if the securities are not redeemed by us and the Final Level of the Laggard Underlying is less than its Trigger Level. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level, you will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus any Contingent Coupon otherwise due on such date. However, if the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the securities at maturity.

•	POTENTIAL EARLY EXIT AS A RESULT OF EARLY REDEMPTION AT ISSUER’S OPTION — While the original term of the securities is approximately six years, the securities may be redeemed by us, in our sole discretion, in whole, but not in part, on any Coupon Payment Date prior to maturity, and you will receive a cash payment per $1,000 Face Amount of securities on the Call Settlement Date equal to the Face Amount plus any Contingent Coupon that may be due on such date. Therefore, the term of the securities could be as short as approximately three months. No Contingent Coupon will accrue or be payable following an early redemption. For the avoidance of doubt, the discounts and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are redeemed by us.

•	CONTINGENT COUPONS — Unless the securities are previously redeemed by us, the Contingent Coupon, if any, will be paid in arrears on the relevant Coupon Payment Date only if the Closing Levels of all the Underlyings on each scheduled trading day during the applicable quarterly Coupon Period are greater than or equal to their respective Coupon Barriers. If the Closing Level of at least one Underlying on at least one scheduled trading day during each Coupon Period is less than its Coupon Barrier, you will not receive any Contingent Coupons for the entire term of the securities.

•	RETURN LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the least performing of the iShares® MSCI Emerging Markets ETF, the SPDR® EURO STOXX 50® ETF and the Russell 2000® Index as described herein. If the securities are not redeemed by us prior to maturity, the Payment at Maturity you receive, if any, will be determined solely by reference to the performance of the Laggard Underlying.

iShares® MSCI Emerging Markets ETF

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is designed to measure equity market performance in the global emerging markets. Shares of the iShares® MSCI Emerging Markets ETF trade on NYSE Arca under the ticker symbol “EEM.” It is possible that the iShares® MSCI Emerging Markets ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets IndexSM due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets ETF, the fees and expenses of the iShares® MSCI Emerging Markets ETF or due to other circumstances. This is only a summary of the iShares® MSCI Emerging Markets ETF. For more information on the iShares® MSCI Emerging Markets ETF, please see the section entitled “The iShares Exchange Traded Funds — iShares® MSCI Emerging Markets ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015.

SPDR® EURO STOXX 50® ETF

The SPDR® EURO STOXX 50® ETF is an exchange-traded fund managed by the SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® EURO STOXX 50® ETF. SSGA Funds Management, Inc. is the investment advisor of the SPDR® EURO STOXX 50® ETF. The SPDR® EURO STOXX 50® ETF seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of the EURO STOXX 50® Index, which is composed of the stocks of 50 major companies in the Eurozone. The SPDR® EURO STOXX 50® ETF trades on NYSE ARCA under the ticker symbol “FEZ.” It is possible that the SPDR® EURO STOXX 50® ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the EURO STOXX 50® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the SPDR® EURO STOXX 50® ETF, the fees and expenses of the SPDR® EURO STOXX 50® ETF or due to other circumstances This is only a summary of the SPDR® EURO STOXX 50® ETF. For more information on the SPDR® EURO STOXX 50® ETF, please see the section entitled “The SPDR® EURO STOXX 50® ETF” in this pricing supplement.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is only a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities and gross proceeds from any taxable disposition of a security (including retirement) as subject to withholding under FATCA. However, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition of a security occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Laggard Underlying. If the securities are not redeemed by us prior to maturity, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus any Contingent Coupon otherwise due on such date only if the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level. However, if the securities are not redeemed by us prior to maturity and the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due for each $1,000 Face Amount of securities. You will not participate in any increase in the prices or levels, as applicable, of any Underlyings even if the Final Levels of all the Underlyings are greater than or equal to their respective Initial Levels. The maximum payment upon an early redemption or at maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the price or level, as applicable, of any Underlyings, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Closing Level of any Underlying on at least one scheduled trading day during any Coupon Period is less than its respective Coupon Barrier, you will not receive the Contingent Coupon applicable to such Coupon Period. If the Closing Level of any Underlying is less than its respective Coupon Barrier on at least one scheduled trading day during each Coupon Period, you will not receive any Contingent Coupons during the entire term of the securities and, therefore, you will not receive a positive return on your investment. Generally, non-payment of Contingent Coupons coincides with a greater risk that the Final Level of at least one of the Underlyings is less than its Trigger Level, which would result in the loss of a significant portion or all of your investment in the securities.

•	THE SECURITIES MAY BE REDEEMED PRIOR TO THE MATURITY DATE — We may, in our sole discretion, redeem the securities in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date. If the securities are redeemed prior to the Maturity Date, you will not receive any Contingent Coupon that would have otherwise accrued after the Call Settlement Date.

•	REINVESTMENT RISK — If the securities are redeemed by us prior to maturity, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are redeemed by us prior to the Maturity Date.

•	IF THE SECURITIES ARE NOT REDEEMED BY US PRIOR TO THE MATURITY DATE, YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE FINAL LEVEL OF THE LAGGARD UNDERLYING — If we do not redeem the securities prior to the Maturity Date, the Payment at Maturity will be determined by reference to the Final Level of the Laggard Underlying, without taking into consideration the performance of the other Underlyings.

•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER OR TRIGGER LEVEL FOR EACH UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF ONE OR MORE OF THE UNDERLYINGS, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set, the greater the expectation is at that time that the Closing Level of at least one Underlying may be less than its Coupon Barrier on at least one scheduled trading day during a Coupon Period (resulting in a missed Contingent Coupon) or less than its Trigger Level on the Final Valuation Date (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barriers and the Trigger Levels, are based, in part, on the expected volatility of the Underlyings at the time the terms of the securities are set, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier or Trigger Level for each Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier or Trigger Level for each Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after

January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR THE SECURITIES COMPOSING THE UNDERLYINGS — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlyings or the securities composing the Underlyings. For instance, any Payment at Maturity on the securities is dependent on the performance of the Laggard Underlying, and you will not participate in any potential increase in the price or level, as applicable, of any Underlying, which could be significant.

•	IF THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices or levels, as applicable, of the Underlyings and the securities composing the

Underlyings. Changes in the prices or levels, as applicable, of the Underlyings and the securities composing the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities composing the Underlyings would have.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OR LEVEL, AS APPLICABLE, OF EACH UNDERLYING — Your return on the securities, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each Underlying. Poor performance by any Underlying over the term of the securities may adversely affect your return on the securities and will not be offset or mitigated by a positive performance by any other Underlying.

•	BECAUSE THE SECURITIES ARE LINKED TO THE LEAST PERFORMING OF THE THREE UNDERLYINGS, YOU ARE EXPOSED TO A GREATER RISK OF RECEIVING NO CONTINGENT COUPONS OR LOSING A SIGNIFICANT PORTION OR ALL OF YOUR INVESTMENT THAN IF THE SECURITIES WERE LINKED TO JUST ONE UNDERLYING — The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your investment in the securities is greater than in substantially similar securities that are linked to the performance of just one of the Underlyings. With three Underlyings, it is more likely that the Closing Level of at least one Underlying will be less than its Coupon Barrier on at least one scheduled trading day during each Coupon Period, and the Final Level of at least one Underlying will be less than its Trigger Level, than if the securities were linked to only one Underlying, and therefore, it is more likely that you will not receive any Contingent Coupons and will receive a Payment at Maturity that is significantly less than your investment. In addition, the performance of the Underlyings may not be correlated. If the performance of the Underlyings is not correlated, or is negatively correlated, the potential for the Closing Level of at least one Underlying to be less than its Coupon Barrier on at least one scheduled trading day during any Coupon Period or less than its Trigger Level on the Final Valuation Date is even greater. Although the correlation of the Underlyings’ performance may change over the term of the securities, the Contingent Coupon, Coupon Barriers and Trigger Levels are determined, in part, based on the correlation of the Underlyings’ performance at the time when the terms of the securities are finalized. A higher Contingent Coupon or lower Coupon Barrier or Trigger Level for each Underlying is generally associated with a lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The stocks composing the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the level of the Index may be more volatile than the levels of indices that consist of large-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

•	THE INDEX REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE INDEX, NOT THEIR TOTAL RETURN INCLUDING ALL DIVIDENDS AND OTHER DISTRIBUTIONS — The Index reflects the changes in the market prices of its component stocks. The Index is not, however, a “total return” index, which, in addition to reflecting those price returns, would also reflect the reinvestment of all dividends and other distributions paid on the stocks composing the Index.

•	THE SPONSOR OF THE INDEX MAY ADJUST THE INDEX IN WAYS THAT AFFECT THE LEVEL OF THE INDEX AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the components of the Index or make other methodological changes that could change the level of the Index. You should realize that the changing of such Index components may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index

Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the level of the Index and, thus, the value of, and your return on, the securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Funds include component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the prices of the Funds, and thus, the value of your securities. Furthermore, there are risks associated with investments linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Specifically, the stocks included in the SPDR® EURO STOXX 50® ETF are issued by companies located in countries within the Eurozone, some of which are and have been experiencing economic stress.

•	THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Funds invest in stocks denominated in foreign currencies but their shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact a Fund’s return. Of particular importance to currency exchange rate risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rates;

o	political, civil or military unrest;

o	the balance of payments between the countries represented in a Fund and the U.S.; and

o	the extent of governmental surpluses or deficits in the countries represented in a Fund and the U.S.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in such Fund, the U.S. and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in such Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in such Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of a Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or correlation (including the direction and extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in a Fund could adversely affect the value of the securities.

•	THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets ETF. The stocks included in the iShares® MSCI Emerging Markets ETF include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could adversely affect the value of the securities and the amount payable to you at maturity.

•	WE ARE ONE OF THE COMPANIES THAT MAKE UP THE EURO STOXX 50® INDEX, THE TRACKED INDEX OF THE SPDR® EURO STOXX 50® ETF — We are one of the companies that make up the EURO STOXX 50® Index, the tracked index of the SPDR® EURO STOXX 50® ETF. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the EURO STOXX 50® Index or held by it. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities composing the EURO STOXX 50® Index, the SPDR® EURO STOXX 50® ETF or your securities. None of the other companies represented in the EURO STOXX 50® Index will be involved in this offering in any way. Neither they nor we will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

•	The Policies of the INVESTMENT ADVISOR OF EACH FUND and Changes that Affect A FUND or ITS Tracked IndEX Could Adversely Affect the Value of the SECURITIES — The policies of the investment advisor of each Fund concerning the calculation of such Fund’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by such Fund, substitution of the tracked index of such Fund and the manner in which changes affecting how such tracked index is calculated are reflected in such Fund could adversely affect the price of the shares of such Fund and, therefore, the value of, and your return on, the securities. The value of, and your return on, the securities could also be adversely affected if the investment advisor of an Fund changes these policies, for example, by changing the manner in which such investment advisor calculates such Fund’s NAV, or if such investment advisor discontinues or suspends calculation or publication of such Fund’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the Closing Level of a Fund is not available on an Observation Date (including the Final Valuation Date) because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Level of such Fund and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	The Performance of A FUND, Particularly During Periods of Market Volatility, May Not Match the Performance of ITS Tracked INDEX or ITS NET ASSET VALUE per Share — The performance of a Fund may not match the performances of its tracked index due to a number of factors. For instance, a Fund may not hold all or substantially all of the securities included in its tracked index and the investment advisors of a Fund may invest a portion of such Fund’s assets in securities not included in such Fund’s tracked index. Therefore, the performance of a Fund is generally linked, in part, to assets other than the securities included in its tracked index. Additionally, the performance of a Fund will reflect transaction costs and fees that are not included in the calculation of its tracked index.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to supply and demand, the performance of one share of a Fund may differ from the performance of its tracked index or such Fund’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by a Fund may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of a Fund and/or create, redeem or hedge shares of a Fund. In such circumstances, the prices at which market participants are willing to buy and sell shares of a Fund may be significantly lower than such Fund’s NAV and the liquidity of the shares of a Fund may be materially and adversely affected. Consequently, the performance of a Fund may deviate significantly from the performance of its tracked index or such Fund’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of a Fund when it deviates significantly from the performance of its tracked index or such Fund’s NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — For each Fund, the calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of such Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of such Fund. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to each Share Adjustment Factor for a Fund or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to such Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	THERE IS NO AFFILIATION BETWEEN THE FUNDS OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE FUNDS OR THE UNDERLYING STOCK ISSUERS — We are not affiliated with the Funds or the issuers of the component stocks held by the Funds or included in their respective tracked indices (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Funds nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. A Fund has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor for such Fund, which may adversely affect the value of your securities.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical closing prices or levels, as applicable, of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices or levels, as applicable, of the Underlyings have increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices or levels, as applicable, of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

o	whether the Closing Level of any of the Underlyings on any scheduled trading day during any Coupon Period is less than its Coupon Barrier;

o	the expected volatility of the Underlyings;

o	the time remaining to the maturity of the securities;

o	the market prices and dividend rates of the shares of a Fund and the securities composing the Underlyings;

o	the composition of the Underlyings;

o	the occurrence of certain events affecting one or both of the Funds that may or may not require an anti-dilution adjustment;

o	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Funds are traded in;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect any of the Underlyings, the Tracked Indices of the Funds or the markets generally;

o	supply and demand for the securities; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the prices or levels, as applicable, of the Underlyings remain unchanged from their respective Initial Levels, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices or levels, as applicable, of one or more Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the prices or levels, as applicable, of one or more Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because DBSI or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices or levels, as applicable, of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factors and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether Contingent Coupons are paid. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The SPDR® EURO STOXX 50® ETF

We have derived all information contained in this pricing supplement regarding the SPDR® EURO STOXX 50® ETF, including, without limitation, information concerning its make-up, method of calculation and adjustment policy, from publicly available information. We have not participated in the preparation of, or verified, such information. Such information reflects the policies of, and is subject to change by, SPDR Index Shares Funds and SSGA Funds Management, Inc. The SPDR® EURO STOXX 50® ETF is an investment portfolio maintained and managed by SSGA Funds Management, Inc., which is the investment advisor to the SPDR® EURO STOXX 50® ETF. The SPDR® EURO STOXX 50® ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “FEZ.”

SPDR Index Shares Funds is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® EURO STOXX 50® ETF. Information provided to, or filed with, the SEC by SPDR Index Shares Funds pursuant to the Securities Exchange Act of 1934, as amended, or the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–92106 and 811–21145, respectively, through the SEC’s website at.https://www.sec.gov. For additional information regarding SPDR Index Shares Funds, SSGA Funds Management, Inc. and the SPDR® EURO STOXX 50® ETF, please see the SPDR Index Shares Funds’ prospectus.

The SPDR® EURO STOXX 50® ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the EURO STOXX 50® Index, which is composed of the stocks of 50 major companies in the Eurozone. In seeking to track the performance of the EURO STOXX 50® Index, the SPDR® EURO STOXX 50® ETF employs a sampling strategy, which means that the SPDR® EURO STOXX 50® ETF is not required to purchase all of the securities represented in the EURO STOXX 50® Index. Instead, the SPDR® EURO STOXX 50® ETF may purchase a subset of the securities represented in the EURO STOXX 50® Index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the EURO STOXX 50® Index. Under normal market conditions, the SPDR® EURO STOXX 50® ETF generally invests substantially all, but at least 80%, of its total assets in the securities composing the EURO STOXX 50® Index.

The EURO STOXX 50® Index is composed of the stocks of 50 major companies in the Eurozone. These companies include market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. This is only a summary of the EURO STOXX 50® Index. For more information on the EURO STOXX 50® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The STOXX Indices — The EURO STOXX 50® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Historical Information

The following graphs set forth the historical performances of the iShares® MSCI Emerging Markets ETF, the SPDR® EURO STOXX 50® ETF and the Russell 2000® Index based on their daily closing prices or levels, as applicable, from February 5, 2013 through February 5, 2018. The closing price of the iShares® MSCI Emerging Markets ETF on February 5, 2018 was $47.33. The closing price of the SPDR® EURO STOXX 50® ETF on February 5, 2018 was $40.66. The closing level of the Russell 2000® Index on February 5, 2018 was 1,491.089. Each graph below also indicates by a broken line a hypothetical Coupon Barrier and Trigger Level equal to 65.00% of the closing price or level, as applicable, of the relevant Underlying on February 5, 2018. The actual Initial Level, Coupon Barrier and Knock-Out Level for each Underlying are set forth on the cover of this pricing supplement.

We obtained the historical closing prices and levels of the Underlyings below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Closing Levels of the Underlyings on any scheduled trading day during the Coupon Periods and on the Final Valuation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your investment.

Correlation of the Underlyings

The following graph sets forth the historical performances of the iShares® MSCI Emerging Markets ETF, the SPDR® EURO STOXX 50® ETF and the Russell 2000® Index. from February 5, 2013 through February 5, 2018, based on the daily closing prices or levels, as applicable, of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on February 5, 2013 by (1) dividing the closing price or level, as applicable, of that Underlying on each day by the closing price or level, as applicable, of that Underlying on February 5, 2013 and (2) multiplying by 100.00. However, due to adjustments made in 2014 to the index tracked by the iShares® MSCI Emerging Markets ETF, the historical performance of the iShares® MSCI Emerging Markets ETF may be of limited value in assessing its anticipated future performance. Please see “Selected Risk Considerations — Past performance of the Underlyings is no guide to future performance” in this pricing supplement for more information.

We obtained the closing prices and levels used to determine the normalized closing levels set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the Closing Levels of the Underlyings during the term of the securities, including on any scheduled trading day during the Coupon Periods and on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your investment.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, please see “Selected Risk Considerations — Because the securities are linked to the least performing of the three Underlyings, you are exposed to a greater risk of receiving no Contingent Coupons or losing a significant portion or all of your investment than if the securities were linked to just one underlying” in this pricing supplement. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential that the Final Level of at least one of the Underlyings may be less than its Trigger Level. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price or level, as applicable, of at least one of the Underlyings will decrease. This results in a greater potential for a loss of a significant portion or all of your investment at maturity. However, even if two Underlyings have a higher positive correlation, the Final Level of one or both of those Underlyings may be less than its Trigger Level as the prices or levels, as applicable, of both of those Underlyings may decrease together.

In addition, for each additional Underlying to which the securities are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for a loss of a significant portion or all of your investment at maturity. We determined the Contingent Coupon, Trigger Levels and Coupon Barriers for the securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the securities were set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings is reflected in a higher Contingent Coupon than would be payable on, or lower Trigger Levels or Coupon Barriers for each Underlying than would be offered for, securities linked to fewer underlyings that have a higher degree of correlation.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, (a)  a retail investor means a person who is one (or more) of:  (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC; and (b)  the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the European Economic Area may may be unlawful under the PRIIPs Regulation.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which is expected to be a day that is greater than two business days following the Trade Date. Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.